Contact—
Investors:
Albert Fleury, Digene
(301) 944-7000
http://www.digene.com/
Evan Smith, Financial Dynamics
(212) 850-5606

Media:
Pam Rasmussen, Digene
(301) 944-7196
Sean Leous, Financial Dynamics
(212) 850-5755

DARYL J. FAULKNER APPOINTED

CHIEF EXECUTIVE OFFICER AND DIRECTOR OF DIGENE

NOV. 14, 2006 – Gaithersburg, MD – Digene Corp. (Nasdaq: DIGE) announced today that Daryl J. Faulkner, 57, will become its new President and Chief Executive Officer effective Dec. 11. He also will join the company’s Board of Directors. Mr. Faulkner brings to Digene extensive experience in building and leading large businesses in the life sciences and medical device industries. During an eight-year tenure at Invitrogen Corp. (Nasdaq: IVGN), a life sciences company with more than $1 billion in revenues, he served in several senior level capacities, including Senior Vice President/General Manager for Strategic Business Units, Senior Vice President for Europe and Senior Vice President for International Operations. Previously, Mr. Faulkner served for 15 years in a variety of roles at Abbott Laboratories Inc., a diversified healthcare company.

“I am pleased to have Daryl Faulkner take over the helm of Digene at this point in our rapidly evolving growth,” said Evan Jones, founder and current Chairman and Chief Executive Officer. “He has a proven track record managing large business units at well-run companies. At Invitrogen, his leadership was instrumental in the rapid expansion and growth of the business to more than $1 billion in annual revenues through internal development, in-licensing and strategic acquisitions. Daryl also has extensive international experience, and at Abbott Laboratories, he was a senior operating manager for several large medical device, critical care and drug-delivery business units.”

Mr. Jones announced in June 2006 his decision to retire as CEO of Digene after 16 years. He will continue to serve on the Board of Directors, as non-executive Chairman.

Joseph Migliara, Lead Director and Chair of the Nominating and Corporate Governance Committee for Digene, commented: “Daryl Faulkner is ideally suited to run Digene as we look forward to the next stage of the company’s growth. Mr. Faulkner will continue to build our position as a pioneer in women’s health diagnostics and as a world leader in cervical cancer screening. In addition, in the coming years, we will look to him to help expand our product portfolio through internal investment in R&D, in-licensing and acquisitions. Daryl is a proven team builder and the entire Digene Board looks forward to working with him.”

Mr. Faulkner was selected following a national search. In total, he has more than 35 years of experience in both operational and strategic capacities. He began his career in the U.S. Navy, and earned a bachelor’s degree in industrial relations from the University of North Carolina and a master’s in business management from Webster University in Saint Louis. Following eight years with Invitrogen, Mr. Faulkner retired from the company in early 2006 and has continued to focus his professional expertise on assisting successful biomedical companies. Mr. Faulkner currently serves on the Board of Directors of Nanostream, Inc.

“The opportunity to help steer the future growth of Digene is tremendous: the company’s financial position is strong and its ability to execute is well proven. At the same time, there is significant opportunity to grow its market even more, both within HPV diagnostics and beyond,” said Mr. Faulkner. “I look forward to using my experience in commercial operations, business development, and strategic leveraging of organizational talent and assets to help take Digene to the next level in the rapidly growing molecular diagnostics business.”

About Digene

Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, MD, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases – with a focus on women’s cancers and infectious diseases. The company’s hc2 High-Risk HPV DNA Test® is the only test for human papillomavirus approved by the U.S. Food and Drug Administration (FDA), for both follow-up evaluation in women with inconclusive Pap results and for primary adjunctive screening with the Pap test in women age 30 and older. For primary adjunctive screening, it is marketed as both The Digene HPV Test and the DNAwithPap® Test. These brand names do not refer to the Digene product that tests for several types of the virus commonly referred to as “low-risk HPV,” which are not associated with cervical cancer. For more information, visit www.thehpvtest.com. Digene’s HPV test is also CE-marked in Europe both routine, primary screening and follow-up evaluation of women with inconclusive Paps. It is marketed in more than 40 countries worldwide. In addition, Digene’s product portfolio includes DNA tests for the detection of other sexually transmitted infections, including Chlamydia and gonorrhea, as well as tests for blood viruses. For more information, visit the company’s Web site, www.digene.com.  Journalists may contact Pam Rasmussen, (301) 944-7196.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors, which could cause actual results to differ from expectations include, but are not limited to, the degree of acceptance of HPV testing by physicians, our ability to scale up manufacturing operations to meet any increased demand, risk associated with senior management transition, risk that other companies may develop and market HPV tests competitive with our own; the uncertainty regarding patents and proprietary rights, the success of the Company’s marketing efforts, competition, uncertainty of the Company’s future profitability, and risks inherent in international transactions, as well as other factors discussed in the Company’s Securities and Exchange Commission filings. For other factors, reference is made to the Company’s annual and quarterly reports filed with the Securities and Exchange Commission.

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